EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-32574, 333-55450, 333-82168, 333-103493, 333-113275, 333-123211, 333-82166, 333-132256, 333-145196, 333-120888 333-123782, 333-152893 and 333-159019) pertaining to the 1997 Stock Plan, the 1999 Employee Stock Purchase Plan, the 2001 Nonstatutory Stock Option Plan and the 2007 Stock Incentive Plan of Symyx Technologies, Inc., the IntelliChem, Inc. 2003 Stock Option Plan and the Synthematix, Inc. 2000 Equity Compensation Plan, as amended, of our report dated February 26, 2010 (except as to the effects of discontinued operations discussed in Note 9 and subsequent events disclosed in Note 15, as to which the date is May 4, 2010) with respect to the consolidated financial statements of Symyx Technologies, Inc., included in this Current Report (Form 8-K).

/s/ ERNST & YOUNG LLP

San Jose, California
May 4, 2010

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